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                                                                  Exhibit 4.6

                         SECOND SUPPLEMENTAL INDENTURE
                                     among
                         Mutual Group Ltd., as Issuer,
                  Mutual Risk Management Ltd., as Guarantor,
                                      and
                     The Chase Manhattan Bank, as Trustee,
                            dated as of May 8, 2001


     This Second Supplemental Indenture (the "Second Supplemental Indenture") is made as of May 8, 2001, by and among Mutual Group Ltd., a Delaware corporation, as Issuer (the "Company"), Mutual Risk Management Ltd., as Guarantor (the "Guarantor"), and The Chase Manhattan Bank, as Trustee (the "Trustee") under the Indenture dated as of September 21, 2000 among the Company, the Guarantor and the Trustee (the "Base Indenture" and together with the First Supplemental Indenture thereto dated as of September 21, 2000 (the "First Supplemental Indenture"), the "Indenture").

                                  WITNESSETH:

     WHEREAS, the Company, the Guarantor and the Trustee entered into the First Supplemental Indenture to provide for the establishment of a new series of the Company's Securities known as its Auction Rate Reset Senior Notes Series A (the "Senior Notes");

     WHEREAS, MRM Capital Trust I, a statutory business trust organized under the laws of the State of Delaware (the "Trust") purchased from the Company certain of the Senior Notes pursuant to the Senior Note Purchase Agreement dated as of September 21, 2000 between the Company and the Trust;

     WHEREAS, the parties hereto desire to amend and supplement the Indenture as set forth herein;

     WHEREAS, the Base Indenture provides for the amendment of its terms and the terms of any supplemental indenture, subject to satisfaction of certain requirements, including the consent of all the holders of the Senior Notes;

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been done;
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     NOW THEREFORE, in consideration of their mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   ARTICLE 1
                                  AMENDMENTS

     Section 1.01. Definitions. (a) Capitalized terms used and not defined in this Second Supplemental Indenture shall have the meanings assigned to them in the First Supplemental Indenture.

     (b) The definition of Trigger Event in Section 1.01 of the First Supplemental Indenture is hereby superseded in its entirety by the following:

               "Trigger Event" means the occurrence of any of the following: (a)
            May 17, 2001, if no Mutual Party has issued to any XL Entity and other purchasers at least $100,000,000 in aggregate principal amount of any XL Securities (of which at least $50,000,000 are to be purchased for investment by an XL Entity) prior to such date, (b) any issued XL Securities become due and payable or the holders thereof have the right to require the relevant Mutual Party to purchase such XL Securities, (c) on (i) any Trading Day from and including the date four months from the first date of issuance of any XL Securities (the "Initial XL Issuance Date") to but excluding the date six months from the Initial XL Issuance Date, if the Restructuring has not been completed by 9:00 a.m., New York City time on such Trading Day and the Closing Price of the Common Shares on the immediately preceding Trading Day is less than $8.00 or (ii) the first Business Day six months after the Initial XL Issuance Date, if the Restructuring has not been completed, (d) after 9:00 a.m., New York City time, on the tenth day immediately following the date the Restructuring has been completed or (e) the One Hundred Million Dollar Trigger.

     (c) The following new definitions shall supplement those definitions set forth in Section 1.01 of the First Supplemental Indenture:

               "Amendment No. 1" means Amendment No. 1 to the Remarketing
            Agreement dated as of May 8, 2001.

               "Initial XL Issuance Date" has the meaning set forth in the definition of Trigger Event.

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                    "Mutual Party" means each of the Company, the Guarantor and each of their respective affiliates and subsidiaries and any entity formed in connection with the Restructuring.

                    "Newco" shall have the meaning set forth in Annex A to
               Amendment No. 1.

                    "One Hundred Million Dollar Trigger" means at any time from and including the Initial XL Issuance Date to but excluding the date on which the holders of the XL Securities no longer have any right to, or could not pursuant to the terms of the XL Securities upon the occurrence of any event, have any right to, require a Mutual Party to repurchase such XL Securities, the sum of the amounts in the Separate Account and the collateral account referred to in Section 3(a)(x) of the Remarketing Agreement does not equal at least $100,000,000 at that time.

                    "Restructuring" shall have the meaning set forth in Annex A to Amendment No. 1.

                    "Separate Account" means the account established by the
               Company with Fleet National Bank pursuant to Section 3(a)(x) of the Remarketing Agreement, as amended.

                    "XL Entity" means XL Capital Ltd. or any subsidiary or
               affiliate thereof.

                    "XL Securities" means any debt securities issued by any
               Mutual Party to any XL Entity and any other securities of the same class issued to any other purchasers, together with the voting preferred stock described in the "Voting Preferred Stock" section of Annex A to Amendment No. 1 (it being understood that the Warrants (as defined in Annex A to Amendment No. 1) shall not be deemed to be XL Securities).

     Section 1.02. Cancellation by Trust. Article 2 of the First Supplemental Indenture is hereby supplemented by the addition of the following new Section 2.08:

                    SECTION 2.08. Cancellation by Trust. If all of the
               outstanding Preferred Securities and Common Securities are surrendered by the Holders thereof pursuant to Section 7.12 of the Amended and Restated Trust Agreement, as amended, the Trust

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               shall deliver the aggregate principal amount of the outstanding
               Senior Notes to the Trustee for cancellation. The Trustee shall promptly cancel all Senior Notes surrendered by the Trust for cancellation and shall dispose of all such canceled Senior Notes in accordance with its customary practices. Upon cancellation of all of the Senior Notes pursuant to this Section 2.08, the Indenture shall be deemed satisfied and discharged and shall cease to be of further effect, except as otherwise provided for in Article 4 of the Indenture.

     Section 1.03. Remarketing Provisions. (a) Sections 8.02(a) and (b) of the First Supplemental Indenture are hereby superseded in their entirety by the following:

                    SECTION 8.02. (a) Remarketing Procedures.(i) Subject to
               Section 8.04, upon and at any time after the occurrence of a Trigger Event or a Cross Default and if the Senior Notes have been distributed to the holders of the Trust Securities, the holders of a majority in principal amount of the Senior Notes (the "Requesting Holders") will have the right to require remarketing of the Senior Notes. The Requesting Holders may exercise this right by delivering a written notice to the Remarketing Agent by 10:00 a.m. on any date on or after the date on which such Trigger Event or Cross Default occurs. Upon the receipt of such notice, the Remarketing Agent shall immediately deliver a written notice to the Company on behalf of the Requesting Holders (the "Remarketing Notice"). If the Requesting Holders exercise their right to require the remarketing of the Senior Notes, the Reset Date shall be the date on which such Remarketing Notice is delivered.

                         (ii) If the Requesting Holders do not exercise their
                    right to require the remarketing of the Senior Notes pursuant to Section 8.02(a)(i) above with respect to any Trigger Event or Cross Default, the Requesting Holders shall have the right to require the remarketing of the Senior Notes in accordance with Section 8.02(a)(i) at any subsequent time with respect to the same Trigger Event or Cross Default or with respect to any subsequent Trigger Event or Cross Default.

                    (b) If the Company and the Guarantor have complied in all material respects with all covenants set forth in the Remarketing Agreement, as amended, then by 3:00 p.m., New York City time,

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               on the Reset Date, the Remarketing Agent shall request Bids from the Reference Corporate Dealers. The Remarketing Agent shall disclose to Company the Bids obtained and determine the lowest Bid Rate (the "Winning Bid Rate") from among the Bids obtained on the Reset Date. By 4:30 p.m., New York City time, on the Reset Date, the Remarketing Agent shall notify the Company and the Property Trustee of the Winning Bid Rate. If on a Reset Date, Bids are not submitted by at least two Reference Corporate Dealers, or if the lowest Bid submitted would result in a Winning Bid Rate in excess of the rate permitted by applicable law, or if the Company and the Guarantor have not complied in all material respects with all covenants set forth in the Remarketing Agreement, as amended, the Remarketing shall be deemed to be a Failed Remarketing on such date; provided, that the Company's obligation to furnish the Offering Memorandum to the Remarketing Agent by 11:00 a.m. (New York City time) on the Reset Date pursuant to Section 13 of the Remarketing Agreement shall not be subject to the foregoing qualification as to materiality. The Winning Bid Rate determined by the Remarketing Agent, absent manifest error, shall be binding and conclusive upon the holders of the Trust Senior Notes, the Company, the Guarantor and the Trust.

     Section 1.04. Successful Remarketing. Section 8.02(d) of the First Supplemental Indenture shall be supplemented by the following:

               On the Remarketing Settlement Date following the settlement of the purchase and sale of the Senior Notes, the provisions of this
               Section 8.02 (other than Sections 8.02(i) and 8.02(j)) shall terminate and shall be of no further effect.

     Section 1.05. Failed Remarketing. (a) Section 8.05 of the First Supplemental Indenture is hereby superseded in its entirety by the following:

                    SECTION 8.05. Failed Remarketing. The Remarketing Agent
               shall give notice of any Failed Remarketing on or after the date such Failed Remarketing occurs to the Company, the Trustee and the Paying Agent.

     Section 1.06. Interest Rate. Each reference to "150 basis points" in the First Supplemental Indenture and in each of the Exhibits thereto is hereby superseded by a reference to "566 basis points". Such amended Interest Rate shall be effective on and as of April 1, 2001. Upon surrender of any certificates representing Senior Notes, replacement certificates representing such Senior Notes

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and reflecting this Amendment shall be executed by the Company, with the
Guarantee endorsed thereon executed by the Guarantor, and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Senior Notes to the holders of the Senior Notes in accordance with the Base Indenture.

                                   Article 2
                                   COVENANTS

     Section 2.01. Additional Guarantors. If any Mutual Party incurs any direct obligation, or guarantees the obligations of any other Person, with respect to any XL Securities, the Company and the Guarantor will immediately notify the Remarketing Agent and the Trustee thereof and will cause such Mutual Party to fully and unconditionally guarantee all the Company's obligations under the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and to become subject to the provisions of Article XIV of the Base Indenture and such Mutual Party shall be deemed to be a "Guarantor" for purposes thereof as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture.

     Section 2.02. Limitation on Liens. If any Mutual Party creates, assumes, incurs, or otherwise permits to exist any Lien on any property now owned or hereafter acquired, which such Lien secures any obligations of any Mutual Party under any XL Securities or any guarantee thereof (other than the segregation of proceeds into a collateral account for the payment of interest on the XL Securities pursuant to the section entitled "Use of Proceeds" of Annex A to Amendment No. 1), the Company and the Guarantor will immediately notify the Remarketing Agent and the Trustee thereof and will cause such Mutual Party to secure any obligations of any Mutual Party under the Senior Notes and any guarantee thereof by such Mutual Party equally and ratably with such XL Securities or such guarantee thereof.

     Section 2.03. Limitation on Senior Debt. No Mutual Party will create, incur, assume or permit to exist any Debt, other than the XL Securities or any guarantee thereof, not outstanding on the date hereof that ranks pari passu with or senior to the Senior Notes in right of payment. For purposes hereof, "Debt" shall mean, with respect to any Mutual Party at any date and without duplication: (a) all liabilities, obligations and indebtedness for borrowed money, including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (other than trade payables due

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from such Person and arising in the ordinary course of business for not more than 90 days not subject to (a) above), (c) all obligations of such Person under a lease that are required to be capitalized and accounted for as capital lease obligations under GAAP, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all obligations, contingent or otherwise, of any such Person relating to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person, but excluding any obligation relating to an undrawn letter of credit if the undrawn letter of credit is issued in connection with a liability for which a reserve has been established by such Person in accordance with GAAP, (f) all obligations incurred by any such Person pursuant to any interest rate protection agreements and/or other types of hedging agreements which are due and payable and (g) all contingent obligations of any such Person with respect to Debt referred to in clauses (a) through (f) of this definition. For purposes hereof, "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States.

                                   ARTICLE 3
                                 Miscellaneous

     Section 3.01. Conditions. On or prior to the date hereof, the Trustee shall have received (a) a resolution from the board of directors of each of the Company and the Guarantor pursuant to Section 9.2 of the Base Indenture that such Second Supplemental Indenture has been authorized by such board, (b) an Officers' Certificate from each of the Company and the Guarantor pursuant to
Section 1.2 of the Base Indenture and (c) an Opinion of Counsel pursuant to Sections 1.2 and 9.3 of the Base Indenture.

     Section 3.02. Ratification of Base Indenture and First Supplemental Indenture; Second Supplemental Indenture Controls. The Base Indenture and the First Supplemental Indenture, as supplemented by this Second Supplemental Indenture, are in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture and the First Supplemental Indenture in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall supersede the provisions of the Base Indenture and the First Supplemental Indenture to the extent the Base Indenture or the First Supplemental Indenture is inconsistent herewith.

     Section 3.03. Governing Law. This Second Supplemental Indenture and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York and all rights and remedies

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shall be governed by such laws, without reference to the choice of laws rules thereof.

     Section 3.04. Severability. If any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3.05. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Second Supplemental Indenture.

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     IN WITNESS WHEREOF, the undersigned have caused this Second Supplemental
Indenture to be executed as of the date first above written.


                                   MUTUAL GROUP LTD.


                                   By: /s/ Elizabeth B. Price
                                      ____________________________
                                   Name:   Elizabeth B. Price
                                   Title:  Assistant Secretary


                                   MUTUAL RISK MANAGEMENT
                                   LTD., as Guarantor


                                   By: /s/ Elizabeth B. Price
                                      ____________________________
                                   Name:   Elizabeth B. Price
                                   Title:  Secretary


                                   THE CHASE MANHATTAN
                                   BANK, as Trustee

                                   By: /s/ Sheik Wiltshire
                                      ____________________________
                                   Name:  Sheik Wiltshire
                                   Title: Assistant Vice President
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Consented to:

THE CHASE MANHATTAN BANK,
     not in its individual capacity but solely as Property Trustee of the Trust and holder of the Senior Notes


By: /s/ Sheik Wiltshire
    ____________________________
Name:  Sheik Wiltshire
Title: Assistant Vice President